Exhibit 99.1
Retail Ventures, Inc. Provides Notice of Non-Renewal to CEO
Columbus, Ohio, August 7, 2008 /PRNewswire/ — Retail Ventures, Inc. (NYSE: RVI) today announced that it has provided a notice of non-renewal of the employment agreement with President and Chief Executive Officer Heywood Wilansky. Mr. Wilansky is a Director of RVI and also a Director of its majority-owned subsidiary DSW Inc. The basis for this decision is that, following the Company’s January 23, 2008 disposition of an 81% ownership interest in its Value City Department Stores business, the Company determined that the non-renewal of Mr. Wilansky’s employment agreement will contribute to cost savings objectives consistent with the Company’s new corporate structure. Pursuant to terms of Mr. Wilansky’s employment agreement his employment will terminate on January 31, 2009. The amounts and components of compensation that Mr. Wilansky is entitled to receive in connection with the non-renewal of his employment agreement are set forth in his employment agreement, which was filed as an exhibit to the Company’s Amendment No. 1 to Current Report on Form 8-K/A filed on November 24, 2004.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Any statements in this release that are not historical or current facts are forward-looking statements. All forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that could cause our future financial performance in fiscal 2008 and beyond to differ materially from those expressed or implied in any such forward-looking statements. Certain of these risks and uncertainties are described in the “Risk Factors” section of the Company’s latest quarterly or annual report, as filed with the SEC. These factors include, but are not limited to: our success in opening new stores and operating stores on a timely and profitable basis; maintaining good relationships with our vendors; our ability to anticipate and respond to fashion trends; fluctuation of our comparable store sales and quarterly financial performance; impact of the disposition of a majority interest in Value City and the reliance on remaining subsidiaries to pay indebtedness and shared service obligations; the risk of Value City deciding to discontinue operations or otherwise not pay its creditors; disruption of our distribution operations; our dependence on DSW for key services; the success of DSW’s e-commerce business; failure to retain our key executives or attract qualified new personnel; our competitiveness with respect to style, price, brand availability and customer service; declining general economic conditions; liquidity risks related to our investments; risks inherent to international trade with countries that are major manufacturers of apparel and footwear; and security risks related to the electronic processing and transmission of confidential customer information. Additional factors that could cause our actual results to differ materially from our expectations are described in the Company’s latest annual or quarterly report, as filed with the SEC. Any forward-looking statement speaks only as of the date on which such statement is made. The Company undertakes no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances. SOURCE: Retail Ventures, Inc.
Contact: Jim McGrady, Chief Financial Officer - (614) 478-2208